                                                                Exhibit 10.24


                       STATE OF UTAH - STATEWIDE CONTRACT
                           Contract # PD-1068*


1. CONTRACTING PARTIES:  This contract is between the State of Utah and the following CONTRACTOR:


   UTAH INTERACTIVE, INC.                        LEGAL STATUS OF CONTRACTOR
   -----------------------------------           [ ] Sole Proprietor
                 Name                            [ ] Non-Profit Corporation
                                                 [X] For-Profit Corporation
   150 West Market St. Ste. 530                  [ ] Partnership
   -----------------------------------           [ ] Government Agency
               Address

   INDIANAPOLIS   IN      46204-2806
   -----------------------------------
   City           State         Zip


   Federal Tax ID# 880417510    Vendor #94598A   Commodity Code #20827000000

   Vendor Contact Person: Richard L. Brown       Vendor Phone #: 801-652-1188

   Vendor Fax #: 317-233-2382                    Vendor E-mail address: inet:ric@nicusa.com


2. GENERAL PURPOSE OF CONTRACT: The general purpose of this contract is to provide: COORDINATED NETWORK
   DEVELOPMENT AND MANAGEMENT FOR ON-LINE GOVERNMENT SERVICES TO THE PUBLIC.

3. CONTRACT PERIOD:  Effective date MAY 7, 1999  Termination date: MAY 6, 2003 unless terminated early or extended in accordance with the terms and conditions of this contract.
   Renewal options (if any) THREE TWO-YEAR RENEWAL PERIODS AS DESCRIBED IN CONTRACT ATTACHMENT B.

4. PRICING AS PER ATTACHED PRICE LIST (see Attachment B)

   CASH DISCOUNT TERMS: ________________________________

   DAYS REQUIRED FOR DELIVERY: _________________________

   MINIMUM ORDER: ______________________________________

5. ATTACHMENT A:  Standard Terms and conditions for Statewide Contracts
   ATTACHMENT B:  Scope of Work and Special Terms and Conditions
   ATTACHMENT C:  ______________________________________________

6. OTHER DOCUMENTS INCORPORATED BY REFERENCE, BUT NOT ATTACHED:
   A. Request for Proposal Number RA9000 and Contractor's Response.
   B. All other governmental laws and rules.

   ANY CONFLICTS BETWEEN ATTACHMENT A AND OTHER ATTACHMENTS, AND INCORPORATED DOCUMENTS WILL BE RESOLVED
   IN FAVOR OF ATTACHMENT A.

   IN WITNESS WHEREOF, the parties sign and cause this contract to be executed.


   CONTRACTOR                             STATE



   /s/ Richard L. Brown                   /s/ David Moon
   ----------------------------------     --------------------------------------
   Richard L. Brown, General Manager      David Moon, Chief Information Officer
   Utah Interactive, Inc.


                                          /s/ Douglas Richins
                                          ---------------------------------------
                                          Douglas Richins, Director of Purchasing

                                 ATTACHMENT A:
                     STANDARD CONTRACT TERMS AND CONDITIONS
                        STATE OF UTAH, STATEWIDE CONTRACT


PARTICIPANTS: This is a contract for furnishing the State of Utah government departments, institutions, agencies and political subdivisions (i.e., colleges, school districts, counties, cities, etc.).

POLITICAL SUBDIVISION PARTICIPATION: Participation under this contract by political subdivisions (i.e., colleges, school districts, counties, cities, etc.) will be voluntarily determined by the political subdivision. The contractor agrees to supply the political subdivisions based upon the same terms, conditions and prices.

QUANTITY ESTIMATES: The State does not guarantee to purchase any amount under the contract to be awarded. Estimated quantities are for bidding purposes only and are not to be construed as a guarantee to purchase any amount.

DELIVERY: The prices bid will be the delivered price to any state agency or political subdivision. All deliveries will be F.O.B. destination with all transportation and handling charges paid by the contractor. Responsibility and liability for loss or damage will remain with Contractor until final inspection and acceptance when responsibility will pass to the Buyer except as to latent defects, fraud and Contractor's warranty obligations. The minimum shipment amount will be found in the special terms and conditions. Any order for less than the specified amount is to be shipped with the freight prepaid and added as a separate item on the invoice. Any portion of an order to be shipped without transportation charges that is back ordered will be shipped without charge.

LOCAL WAREHOUSE AND DISTRIBUTION: The contractor will maintain a reasonable amount of stock warehoused in the state of Utah for immediate or emergency shipments. Shipments are to be made in the quantities as required by the various ordering agencies. Orders for less than the minimum specified amount will have transportation charges prepaid by the contractor and added as a separate item on the invoice. Any portion of an order to be shipped without transportation charges that is backordered will be shipped without charge.

REPORTS: The contractor will submit quarterly reports to the State Purchasing Agent showing the quantities and dollar volume of purchases by each agency and political subdivision.

CASH DISCOUNT TERMS: Bidder may quote a cash discount based upon early payment; however, discounts offered for less than 30 days will not be considered in making the award. The date from which discount time is calculated will be the date a correct invoice is received or receipt of shipment, whichever is later, except that if testing is performed, the date will be the date of acceptance of the merchandise.

PRICE GUARANTEE, ADJUSTMENTS: The contract pricing is guaranteed for the period specified. Following the guarantee period, any request for price adjustment must be for an equal guarantee period, and must be made at least 30 days prior to the effective date. Requests for price adjustment must include sufficient documentation supporting the request. Any adjustment or amendment to the contract will not be effective unless approved by the State Director of Purchasing. The State will be given the immediate benefit of any decrease in the market or allowable discount.

ORDERING AND INVOICING: Orders will be placed by the using agencies directly with the contractor. All orders will be shipped promptly in accordance with the delivery guarantee. The contractor will then promptly submit invoices to the ordering agency. The state contract number and the agency ordering number will appear on the invoices, freight tickets, and correspondence relating to the contract order. The prices paid by the State will by those prices on file with the Division of Purchasing. The State has the right to adjust any invoice reflecting incorrect pricing.

PAYMENT: Payments are normally made within 30 days following the date the order is delivered or the date a correct invoice is received, whichever is later. After 45 days the Contractor may assess overdue account charges up to a maximum rate of one percent per month on the outstanding balance. All payments to the contractor will be remitted by mail. Payments may be made via a State of Utah (or political subdivision) "Purchasing Card."

TAXES: Contract prices will be exclusive of state sales, use and federal excise taxes. The State of Utah's sales and use tax exemption number is E33399. The tangible personal property or services being purchased are being paid from State funds and used in the exercise of that entity's essential functions. If the items being purchased are construction materials, they will be converted into real property by employees of this government entity, unless otherwise stated in the contract, or contract orders. The State of Utah's Federal excise exemption number is 87-780010K.

INSPECTIONS: Goods furnished under this contract will be subject to inspection and test by the Buyer at times and places determined by the Buyer. If the Buyer finds goods furnished to be incomplete or not in compliance with bid specifications, the Buyer may reject the goods and require Contractor to either correct them without charge or deliver them at a reduced price which is equitable under the circumstances. If Contractor is unable or refuses to correct such goods within a time deemed reasonable by the Buyer, the Buyer may cancel the order in whole or in part. Nothing in this paragraph will adversely affect the Buyer's rights including the rights and remedies associated with revocation of acceptance under the Uniform Commercial Code.

PATENTS, COPYRIGHTS, ETC.: The Contractor will release, indemnify and hold the Buyer, its officers, agents and employees harmless from liability of any kind or nature, including the Contractor's use of any copyrighted or uncopyrighted composition, secret process, patented or unpatented invention, article or appliance furnished or used in the performance of this contract.

HOLD HARMLESS: The contractor will release, protect, indemnify and hold the State and the respective political subdivisions and their officers, agencies, employees, harmless from and against any damage, cost or liability, including reasonable attorney's fees for any or all injuries to persons, property or claims for money damages arising from acts or omissions of the contractor, his employees or subcontractors or volunteers.

AMENDMENTS: The terms of this contract will not be waived, altered, modified, supplemented or amended in any manner whatsoever without prior written approval of the State Director of Purchasing.

ASSIGNMENT/SUBCONTRACT: Contractor will not assign, sell, transfer, subcontract or sublet rights, or delegate responsibilities under this contract, in whole or in part, without the prior written approval of the State Director of Purchasing.

CANCELLATION: Unless otherwise stated in the special terms and conditions, this price agreement may be canceled without cause by the State upon

60 days notice, in writing, prior to the effective date of the cancellation. Cancellation may be in whole or in part. Cancellation of the [illegible] contractor default may be immediate.

DEFAULT AND REMEDIES: Any of the following events will constitute cause for the State to declare Contractor in default of the contract 1. Nonperformance of contractual requirements; 2. A material breach of any term or condition of this contract. The State will issue a written notice of default providing a period in which Contractor will have an opportunity to cure. Time allowed for cure will not diminish or eliminate Contractor's liability for liquidated or other damages. If the default remains, after Contractor has been provided the opportunity to cure, the State may do one or more of the following: 1. Exercise any remedy provided by law; 2. Terminate this contract and any related contracts or portions thereof; 3. Impose liquidated damages; 4. Suspend contractor from receiving future bid solicitations.

GOVERNING LAW: This price agreement is governed by and construed in accordance with the laws of the state of Utah. Provisions of this contract are pursuant to the authority set forth in Section 63-66 UTAH CODE ANNOTATED, 1953, as amended, Utah State Procurement Rules (UTAH
ADMINISTRATIVE CODE Section R33) and related statutes.

LAWS AND REGULATIONS: Any and all supplies, services and equipment furnished will comply fully with all applicable Federal and State laws and regulations.

FORCE MAJEURE: Neither party to this contract will be held responsible for delay or default caused by fire, riot, acts of God and/or war which is beyond that party's reasonable control. The State may terminate this contact after determining such delay or default will reasonably prevent successful performance of the contract.

HAZARDOUS CHEMICAL INFORMATION: The Contractor will provide one set of the appropriate material safety data sheet(s) and container label(s) upon delivery of a hazardous material to the user agency. All safety data sheets and labels will be in accordance with each participating state's requirements.

CONFLICT OF INTEREST: Contractor certifies that it has not offered or given any gift or compensation prohibited by the laws of the state of Utah to any officer or employee of the state or participating political subdivisions to secure favorable treatment with respect to being awarded this contract.

INDEPENDENT CONTRACTOR: Contractor will be an independent contractor, and as such will have no authorization, express or implied to bind the State to any agreements, settlements, liability or understanding whatsoever, and agrees not to perform any acts as agent for the State, except as expressly set forth herein. Compensation stated herein will be the total amount payable to the contractor by the State. The contractor will be responsible for the payment of all income tax and social security tax due as a result of payments received from the State for these contract services. Persons employed by the State and acting under the direction of the State will not be deemed to be employees or agents of the Contractor.

NON-COLLUSION: By signing the price agreement the Contractor certifies that the offer submitted has been arrived at independently and has been submitted without collusion with, and without any agreement, understanding or planned common course of action with any other vendor of materials, supplies, equipment or services described in the price agreement, designed to limit independent bidding or competition.

SEVERABILITY: If any provision of this contract is declared by a court to be illegal or in conflict with any law, the validity of the remaining terms and provisions will not be affected; and the rights and obligations of the parties will be construed and enforced as if the contract did not contain the particular provision held to be invalid.

RECORDS ADMINISTRATION: The contractor will maintain, or supervise the maintenance of all records necessary to properly account for the payments made to the contractor for costs authorized by this contract. These records will be retained by the contractor for at least four years after the contract terminates, or until all audits initiated within the four years have been completed, whichever is later.

AUDIT OF RECORDS: The contractor agrees to allow the State and Federal auditors, and State agency staff, access to all the records to this contract, for audit and inspection, and monitoring of services. Such access will be during normal business hours, or by appointment.

WARRANTY (INCLUDING YEAR 2000): The contractor agrees to warrant and assume responsibility for each hardware, firmware, and/or software product (hereafter called the product) that it licenses, or sells, to the State of Utah under this contract. The contractor acknowledges that the Uniform Commercial Code applies to this contract. In general, the contractor warrants that: (1) the product will do what the salesperson said it would do, (2) the product will live up to all specific claims that the manufacturer makes in their advertisements, (3) the product will be suitable for the ordinary purposes for which such product is used, (4) the product will be suitable for any SPECIAL PURPOSES that the State has relied on the contractor's skill or judgement to consider when it advised the State about the product, especially to ensure year 2000 compatibility and fitness, (5) the product has been properly designed and manufactured, and (6) the product is free of significant defects or unusual problems about which the State has not been warned. In general, "year 2000 compatibility and fitness" means: (1) the product warranted by the contractor will not cease to perform before, during, or after the calendar year 2000, (2) the product will not produce abnormal, invalid, and/or incorrect results before, during, or after the calendar year 2000, (3) will include, but not be limited to, date data century recognition, calculations that accommodate same century and multi-century formats, date data values that reflect century, and (4) accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations. If problems arise, the contractor will repair or replace (at no charge to the State) the product whose noncompliance is discovered and made known to the contractor in writing. If there is a Year 2000 problem, the contractor agrees to immediately assign senior engineering staff to work continuously until the product problem is corrected, time being of the essence. Nothing in this warranty will be construed to limit any rights or remedies the State of Utah may otherwise have under this contract with respect to defects other than Year 2000 performance.

DEBARMENT. The CONTRACTOR certifies that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction (contract) by any governmental department or agency. If the CONTRACTOR cannot certify this statement, attach a written explanation for review by the STATE.


                                                 (revision date: April 8, 1999)

                                 ATTACHMENT B
                 SCOPE OF WORK AND SPECIAL TERMS AND CONDITIONS
                     CONTRACT FOR NETWORK MANAGER SERVICES

     THIS CONTRACT is between the State of Utah, hereinafter referred to as "the State", and Utah Interactive , Inc., a for-profit corporation, hereinafter referred to a "UII".

     WHEREAS, the State has worked diligently to create an opportunity for providing enhanced electronic access to public services and information for Utah citizens in the most cost-effective, progressive, and cooperative means possible; and

     WHEREAS, E-Utah, hereinafter referred to as the "Network", is poised to become a significant public access, economic development and educational tool for the State of Utah and its residents; and

     WHEREAS, the Network will significantly benefit the State through:

     1.  Increased public services with minimal use of tax dollars;

     2.  Enhanced public access to State government;

     3. Equality of access to State government regardless of geographic locations;

     4. Increased efficiency of State government agencies and offices without budget increases through electronic commerce transactions;

     5. Providing additional resources to State agencies and offices and to assist them in information management, access, and electronic commerce functions as the project grows;

     6. Providing both Network services at no cost and Premium Services, for which an access charge will be assessed as recommended by the Utah Electronic Commerce Council, hereinafter referred to as the UECC;

     7. Enhancing access to services and information of political subdivisions; and

     WHEREAS, in order to effectuate electronic access and commerce for citizens with government throughout the State, the Governor's Office, Chief Information Officers' Section issued a Request for Proposal for a Government Services and Information Network (Electronic Gateway Service) RFP # RA9000 on January 8, 1999 and amendments on February 3, 1999 and February 16, 1999, referred to hereinafter collectively as the "RFP", seeking proposals for a private network manager; and

     WHEREAS, UII submitted a proposal in response to the RFP, and such proposal was determined by the proposal review committee and the Division of Purchasing to be the one best suited to the goals of the State, which proposal is hereinafter referred to as the "UII Proposal"; and

     WHEREAS, the State desires to contract with UII to serve as the Network Manager and to establish, develop, operate, maintain and expand the Network as mutually agreed to by UII and the State; and

     WHEREAS the Network will provide increased electronic access and commerce among Utah residents, businesses, and other government entities;

     NOW THEREFORE, the parties agree as follows:

1.   PURPOSE OF THE NETWORK.

     The purpose of the Network and this contract is to realize the vision of the Governor and the Utah Legislature in meeting the goals set forth in the Utah Information Technology Act and may be summarized as follows:

     A. To create and provide a significant and diligently promoted public service to Utah citizens and businesses by:

          (1) Expanded business and citizen access to government services and information;

          (2) Offering an easy and convenient process for these groups to conduct transactions with State government online;

          (3) Accelerating the development and delivery of an increased volume of quality, online government services;

          (4)  Improving the level of customer service from State government;
          and

     B. To provide such public service without increasing the tax burden on the citizens of Utah, through utilization of private capital and management and appropriate payment for the same.


2.   TERM OF CONTRACT AND RENEWALS


     This Contract shall be for a term of four (4) years, commencing May 7, 1999, and expiring at 12:00 a.m., May 6, 2003, unless earlier terminated by the State.

     At the option of the State, the Contract may be renewed for a period of two
(2) additional years by written notice from the State on or before October 31, 2002, of its decision to extend the Contract period through May 6, 2005.

     At the option of the State, the Contract may be renewed for an additional period of two (2) additional years by written notice from the State on or before October 31, 2004, of its decision to extend the Contract period through May 6, 2007.

     At the option of the State, the Contract may be renewed for a period of two
(2) additional years by written notice from the State on or before October 31, 2006, of its decision to extend the Contract period through May 6, 2009.

3.   RELATIONSHIP OF PARTIES


E-Utah will be overseen by the Utah Electronic Commerce Council (UECC), an advisory boeard to the State Chief Information Officer (CIO). Routine contract administrative activities will be implemented through the contract administrator, who is the state electronic commerce coordinator, working in concert with UII. Final statutory and decision-making authority for this contract resides with the CIO. The duties and responsibilities of the UECC and UII are as follows:

     A. Notwithstanding any other provisions contained herein, it is expressly agreed that UII is an independent contractor in the performance of each and every part of this Contract. As such UII is solely liable for all labor and expenses in furtherance of such performance hereunder. It is expressly agreed that UII and any of its subcontractors and agents, officers and employees in the performance of this Contract shall act in an independent capacity and not as officers or employees of the State. It is further expressly agreed that this Contract shall not be construed as a partnership or joint venture between UII or any subcontractor and the State of Utah.

     B. UII may become an agent of the State only by the expressed written consent of the State.

     C. UII will not pledge any assets of the State in its care, custody or control, or cause any type of lien to attach to such.

     D. UII will provide network manager services in exchange for the opportunity to earn a reasonable profit from the Network's premium services. Premium Services are those services or information that are made available in such a way that they have commercial value or add convenience to the user. UII will develop and operate the Network which will serve in a manner which is self-supporting and cost effective. Much of the information access will be provided free to Network users. Free services will be funded from the proceeds of the premium services. The development of premium or free services will include adequate integration with state agency systems to ensure that necessary records are created and populated appropriately. The Network will be self-supporting with UII receiving its compensation from the net proceeds of premium services.

     E. The UECC will establish priorities and policies and approve or disapprove Service Level Agreements (agreements between the Network and a State Agencies or political subdivisions that define circumstances and responsibilities relating to providing on-line electronic access and/or transactions, which are at the agencies' or political subdivisions' discretion.) The UECC will review and approve or disapprove a service management plan for activities, schedules and deliverables. UII will submit the plan to the UECC within 60 days of the commencement of this contract. The plan shall also include but not be limited to a detailed description of the proposed network security architecture (define) and other core or shared services. The plan will also describe how maintenance, back-up disaster recovery and the design and updating of the State Home Page will be implemented. UII will also submit a revised budget plan for the operation of the Network within 60 days of the commencement of this contract.

     F. As a contractor for the State, UII will deliver and disburse funds as agreed between UII, UECC and any state entity as negotiated in separate Service Level Agreement. All funds handling procedures shall be approved by the UECC and the Utah State Treasurer. UII will keep, maintain and be a custodian of all Network financial and operation records.

     G. UII will disclose information in accordance with the Government Records Management Act (GRAMA) and will follow other relevant state and federal statutes, rules and regulations applicable to assuring privacy and confidentiality. Service level agreements will specify the process for disclosure. Any disclosure that is not specified in the service level agreement shall only be disclosed through the express written authorization of the data custodian.


4.   HARDWARE AND SOFTWARE AGREEMENTS


     A. UII will provide hardware, and provide or develop software as outlined in the UII Proposal, and such other hardware and software as may be necessary to make the Network operational.

     B. Upon completion of the initial four year term of the contract, UII will provide to the State at no cost, and without additional terms or conditions, a complete copy, together with any software updates or upgrades made by UII, of all application and network software (hereinafter collectively "The Software") developed either by UII or by any or all of its Affiliate Network Companies and implemented on the network (Corporations who are wholly owned subsidiaries of the National Information Consortium, Inc. that serve as the Network Managers for
     state gateway service initiatives.)   UII will also include with The
     Software complete documentation and source code. The State shall be granted a perpetual for-use-only license to The Software including rights to modify the code and application as the State deems appropriate. An exclusion to this provision applies to software or documentation created by third parties and purchased by UII, or one of its Affiliate Network Companies. The Software shall be delivered to the State no later than the end of the term of the contract unless otherwise agreed to mutually by the parties to this contract. This provision also remains in effect for any additional software created by UII or an Affiliate Network Company implemented on the Network during any subsequent contract extension, amendment or renewal period.

     C. If this Agreement is terminated by the State "for cause" or by UII for reasons other than those identified in section 15 and 16 prior to the end of the initial contract term, the State shall be entitled to the license at the time termination is effective. If this Agreement is terminated by the State without cause the State reserves the right to negotiate terms for licensure of software. The State reserves the right to acquire equipment at fair market value at the termination of this contract in coordination with UII's leasing agent.

     D. License shall be limited to State use and may not be sublicensed to political subdivisions; however, if the State has a joint program through the Network with a political subdivision at the time the license is granted or before the termination of the contract, the license may continue to be used for such a program only.

     E. UII shall deposit on a quarterly basis, the most recent version of all network application source code in escrow with a neutral third party to be mutually chosen by UII and the State. Over the term of the contract UII will have the authority to remove superseded source code. The source code shall be delivered to the State by the Escrow Agent in the event UII: (i) is declared insolvent through bankruptcy proceedings, (ii) is unable to perform its obligations to the State under the Contract, or (iii) as otherwise provided in its agreement with the Escrow Agent.

     UII acknowledges that the State will review, approve and subsequently receive from UII, an executed copy of the software escrow agreement between UII and the Escrow Agent to the State. UII will notify the State in writing of any amendments to such agreements, any change in Escrow Agent, or of any replacement or successor escrow arrangements. The Escrow Agent will provide written notification to the State's Contract Administrator, at least semiannually, detailing all account activity during the previous period.

     F. All Network trademarks, trade names, logos and other identifiers, Internet uniform resource locators, Internet addresses and e-mail addresses obtained or developed pursuant to this Contract shall be the property of the State.


5.   CONNECTIONS BETWEEN INFORMATION NETWORK AND STATE AGENCIES


     Costs associated with and maintenance of communication links from State facilities to UII facilities for Network purposes, including but not limited to leased circuits from telephone or cable companies, shall be paid as expenses by UII.


6.   NETWORK SERVICE


     A. UII shall negotiate with and obtain written Service Level Agreements from each separate data-providing entity (hereinafter, "DPE") from which electronic access or transactions are desired.

     B. Subscribers (customers who apply for and receive from the network, a user name and password in order to access the services they desire) will be required to execute a contract for services. All contracts with subscribers and all SLAs shall be subject to approval and continuing monitoring by the UECC.

     C. UII will enter into an SLA with each agency or political subdivision who provides information to UII for the Network or which has a transaction which furnishes information to the agency or political subdivision. These agreements will be signed by the agencies' authorized representative(s) and will be approved by the UECC. Only information that is legally and ethically distributable, as determined by the state agency, in its capacity as the legal custodian of the respective data, will be included on the Network. The SLA will detail what information will be accessed or transactions performed, how it will be accessed and provided to the public or how the transaction will generally operate with the agency, any statutory fees or enhanced access charges, and what, if any special requirements must be satisfied by the individual customers to qualify for access to the information or to perform the transaction. The agency and UII will agree on a schedule for collection and payment of any statutory fee required. Once an agreement has been reached and approved by the UECC, the public information application will be developed according to the agency's SLA.

     D. Since UII's software developer creating the application may see some confidential information while working with the agency representative in determining which data fields are required, UII's employees must satisfy any privacy and confidentiality requirements that the agency may require prior to beginning work.

     E. All SLA's or other requests regarding the Network from non-state level political subdivisions must be approved by the UECC through the service request process. The UECC shall establish the priority of such requests.

7.   DISTRIBUTION OF NETWORK REVENUES


     A. The establishment of all charges to Network users shall be reviewed by the UECC. The UECC will review and approve any and all Network use or data access charges for fairness, reasonableness, and appropriateness. UII may at any time recommend changes in charges to the UECC.

     B. In establishing Network use or data access charges the UECC shall consider the following factors:

          (1) A commitment to the public policy requirement to provide electronic access to public records at the most reasonable rate possible and to improve government service to its citizens and businesses by allowing transactions online.

          (2) That the charges may be adjusted to permit funding of special projects and enhancement of public service.

          (3) The entrepreneurial and start-up nature of the business and attendant risk of capital for UII and the need to earn a reasonable profit on Network operations.

          (4) The need to invest in the reasonable expansion, maintenance and improvement to online network transactions and information services.

          (5) Any other reasonable factors which in the opinion of UECC should be considered.

     C. In the event that costs which UII pays State agencies for data or data access are reduced or increased as a result of legislation or State regulatory administrative changes, such reductions or increases shall be passed on directly to subscribers and users of the information network unless otherwise approved in writing by the UECC.

8.   NETWORK MANAGER REMUNERATION AND REVENUE DISTRIBUTION


     Flow of funds will be determined through Service Level Agreements with Data Custodians as approved by the UECC and the State Treasurer. Within the framework of the revenue distribution procedure addressed in Section 7 above, the distribution of all funds attributable to Network transactions and subscriptions will be in the following order unless otherwise mutually agreed to between UII and the State in writing.

     -    Payment of statutory fees.

     - Payment of all Network operating expenses and costs of sale. These expenses include but are not limited to the core and ongoing costs of the operating the Network as well as applications development costs associated with the deployment of free and premium services.

     - Payment of reasonable and necessary expenses of the UECC as mutually agreed by the Board and UII as stated in the UECC budget plan.

     -    All remaining funds will be retained by UII.


9.   FINANCES, RECORDS AND REPORTING


     A. UII shall handle all revenue from Network operations as determined in accordance with Section 8. UII shall establish one or more accounts in financial institutions which are federally insured for deposit of revenue from Network operations and shall furnish the State with the names of the institutions, the account numbers, and the names of those persons having signatory authority.

     B. All UII documents and records pertaining to operation of the Network will be available for inspection, auditing, and copying by the State, or other authorized representatives designated by the State, at any reasonable time. UII corporate records remain property of the corporation and are not subject to public inspections. Monthly income statements and balance sheets for the Network will be provided to the State by UII.

     C. To the extent an audit report discloses any discrepancies in the UII charges, billings, or financial records, and following a period for review and verification of the amount by UII, UII will adjust the payment as soon as reasonable possible, but not to exceed 90 days. UII shall cooperate to assure that verification is completed in a timely manner.

     D. UII also agrees to make other changes requested by the State, which are agreed to by UII and the UECC, to comply with recommendations resulting from any audit. Any such audit will be performed by a competent and reputable Certified Public Accountant licensed in Utah or a member of a 'big six' accounting firm.

     E. The accounting system is to include a numbered chart of accounts, books of original entry of all transactions, appropriate subsidiary ledgers, a general ledger which includes to-date postings and an audit trail through financial statements. Such books may either be maintained on paper or on computer with appropriate backup. UII shall from the beginning of this Contract adopt the calendar year ending December 31st for reporting purposes.

     F.   UII will report activities to the State as follows:

          (1) Within 120 days after the close of UII's fiscal year, UII will submit to the State an annual financial report and audit. These reports must be certified by an independent certified public accountant (selected by UII) who may be the accountant or a member of the firm of accountants who regularly audit the books and accounts of UII. The submitted audit information must include, but is not limited to, the audited financial statements, auditor opinions, reports on internal control, findings and recommendations and management letters. In addition, UII is subject to any further audit and review determined necessary by the State after furnishing reasonable notice to UII.

          (2) Develop and regularly update, in cooperation with the data custodians, a draft Network strategic plan for presentation to the UECC on at least an annual basis.

          (3) Report to the UECC on a periodic basis concerning potential new applications, services and related issues. UII will strive to improve access to, and the utility of the public information and transactions available through the Network by exploring and recommending ways to:

               a. Expand the amount and kind of public services and information available free of charge;

               b. Increase the utility of the public information presented, the transactions available, and the form in which both are provided;

               c. Expand the base of users who access the public services and information;

               d. Improve individual and business access to public services and information through implementing improvements in technology; and,

               e. Make recommendations designed to increase the effectiveness and resources of the Network.

               f. Redesign and maintain the State of Utah website and the agreed upon Network pages

          (4) UII will measure Customer satisfaction including Web surveys and report results to the UECC on a schedule to be agreed to by the UECC and UII but no less than on an annual basis, and

          (5) UII will measure and report to the UECC on growth trends and usage of the Network, as well as hits, access, transactions and other performance measures or metrics as mutually agreed upon by the UECC and UII. Working in cooperation with the UECC, UII will submit the details of the proposed service measures either as part of the service management plan for Network wide indicators and as part of the Service Level Agreements for application specific indicators.

          (6) UII will utilize the state's payment card processor for payment card transactions, with the provision that UII will receive state rates negotiated as part of the state of Utah contract with First Security Bank, during the life of that contract unless otherwise determined by the State.

          (7) UII shall provide annually to the Utah State Auditor, 211 State Capitol Building, Salt Lake City, UT 84114, a Statement on Auditing Standards 70 Report (SAS-70).


10.  PERSONNEL PRACTICES

     A. The hiring, recruitment, management, training, and firing of UII employees will be the responsibility of UII. The State's only involvement in the personnel affairs of UII shall be limited to disclosure of the names and positions of officers and employees of UII, except within its role as auditor.

     B. No officer, employee, or director of UII shall receive a salary, except as and for services performed by such officer, employee, or director, or member for UII on behalf of he Network.

     C. UII shall be responsible for all required costs attributable to its officers and employees, including but not limited to, worker's compensation premiums and deductible, unemployment compensation tax withholding contributions, tax withholding contributions, and similar items.


11.  INCORPORATION BY REFERENCE


     The provisions of the RFP and the UII Proposal are hereby incorporated into this Contract and made a part hereof. If there is any conflict among the provisions of the RFP, the UII Proposal, this Contract, and the laws of the State, then those conflicts will be resolved in the following order precedence:

1.   Utah law

2.   Standard Terms and Conditions Contract Attachment A

3.   Contract Attachment B

4.   The RFP and addenda & the UII Proposal, equally.

This Contract may be amended only by mutual expressed written consent.


12.  INSURANCE AND BONDS


     UII shall provide the UECC written proof of the following insurance provided by a qualified firm authorized/admitted to do business in Utah:

     A. General comprehensive liability insurance policy in the amount of at least $1,000,000.

     B. Workers' compensation insurance coverage as required by State law on all UII employees.

     C.   Fidelity bond in the amount of at least $100,000 per UII employee.

13.  CHANGES IN INFORMATION NETWORK

     A. Network operations and development shall be generally in accordance with the UII Proposal, the RFP and this contract as described in Section 11, and Section 13.B.

     B. A planned material change in Network operations cannot be made by UII without the prior written consent of the UECC. A "material change" includes, but is not limited to, a change which is substantial and which increases response time to inquires, adds to the complexity of Network use, diminishes services provided to users, or results in a comparable impact on operations noticeable by users.

     C. UII will provide to the UECC at least thirty (30) days prior written notice of a planned material change in Network operations.

     D. UII shall timely provide to the UECC such other management reports as the UECC may reasonably request.

14.  NOTICES

     Each party may change its designation for notice following written notice to the other party to this Contract.

     UECC
          Mr. Alan C. Sherwood
          Chair, Electronic Commerce Council
          State Office Building
          Salt Lake City, Utah



     UII
          Joseph Nemelka and Richard L. Brown
          Utah Interactive, Inc.
          Salt Lake City, Utah

     Notices by the parties to one another shall be given in writing to the persons identified above or to such other persons as may be subsequently identified in a written notice. Such notices shall be effective on the date of receipt if sent by U.S. first-class or restricted delivery mail, postpaid, or by any reputable overnight delivery service, prepaid.


15.  TERMINATION OF CONTRACT


     The State shall have the right to terminate this Contract for cause, subject to cure, by providing written notice of termination to UII. Such notice shall specify the time, the specific provision of this Contract or "for cause" reason that gives rise to the termination and shall specify reasonable appropriate action that can be taken by UII to avoid termination of the Contract. The State shall provide a period of up to sixty (60) days, unless otherwise specified in this Contract, for UII to cure breaches and deficiencies of its performance obligations under this Contract.

     The State may terminate this Contract at any time, and without cause, if directed to do so by statute.


16.  TERMINATION FOR CAUSE


     A. For purposes of this Contract, the phrase "for cause" shall mean, but not be limited to:

          (1) Any material breach or evasion by UII of the terms or conditions of this Contract and its amendments, if any; or,

          (2)  Substantial cessation of Network services by the Network; or,

          (3) Fraud, misappropriation, embezzlement, malfeasance, significant misfeasance, or illegal conduct by UII, its officers, or directors; or,

          (4)  Dissolution of UII or forfeiture of its company existence; or,

          (5) Amendment of the States's enabling authority making the network substantially impractical; or,

          (6) An adverse judicial decision by a court of competent jurisdiction, which has the effect of rendering Network operations no longer feasible; or,

          (7)  Insolvency of UII; or,

          (8)  Material breach of an SLA; or,

          (9)  Negligent disclosure of any confidential information; or,

          (10) Legislation materially alters the ability of UII to operate the Network; or,

          (11) UII may terminate this Contract if the key premium service applications do not generate sufficient revenue to support the basic core functions required to operate the Network.


17.  CONTINUATION OF OPERATIONS DURING TRANSITION PERIOD


     If for any reason this contract shall be terminated or upon expiration of the Contract without extension, or at the end of any extension UII shall, at the option of the State, continue to operate under this Contract as Network Manager in accordance with all terms and conditions of this Contract, together with any amendments or modifications in existence at such time, for a period of up to twelve (12) months from the time of expiration or notification of termination from the State to UII. The intent of this provision is to insure continuation of information network operations while a successor network manager is chosen and installed. The State shall notify UII at the earliest possible opportunity but in any event, no later than the date of notification of termination, or the notifications dates set forth in Section 2 above whichever is earlier that it shall continue operations and the duration of time for such continuation.

18.  PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET INDEMNITY


     UII warrants that its proposed operation of the Network does not and shall not infringe on the United States patent, copyright, trademark or trade secret right of any person or entity. The State shall be provided with prompt notice of any such claim of infringement and UII shall have the exclusive right to defend or settle such claim at UII's option. The State shall cooperate with UII in its defense or settlement of such claim at no expense and no liability to the State.


19.  MARKETING


     It is recognized that UII and its affiliated companies intend to use its experience with the State, the UECC and DPE's as a marketing tool with third parties. It is agreed that UII may make references to and use the State as a reference. If UII intends to claim that the State "endorses" UII or use the State seal, UECC or Network logo or claim representations made by the State, all such material must be submitted to UECC for review and approval prior to use by UII.


20.  LIABILITY


     A. The State, its agents, and employees shall not be legally responsible for errors due to problems caused by UII's operation of the Network.

     B. UII agrees for itself, its agents, employees, and assigns to hold harmless, indemnify and defend the State, its agents and employees from any actions arising out of UII's negligence or material failure to perform under the terms of this Contract.


     C. UII agrees that it has no right of subrogation or contribution from the State for any judgment rendered against UII to the extent such judgement results from UII's negligence or material failure to perform under the terms of this contract.


21.  ASSIGNMENT


     UII may not assign any of its rights or delegate any of its duties hereunder unless done pursuant to prior written consent of the State, which consent shall not be unreasonably withheld.


22.  CLAIMS


     This Contract shall be construed according to the laws of the State of Utah. Any legal proceedings against the State regarding this solicitation or any resultant contract shall be brought in the State's administrative, legislative, or judicial forums.

23.  ENTIRE AGREEMENT

     This Contract, including any documents incorporated by reference, constitutes the entire agreement of the parties and supersedes all other prior written or oral contracts between the parties with respect to the subject matter hereof. This Contract may be amended only by a writing signed by the parties thereto.